SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – December 21, 2007

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-18652710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

(610) 660-7817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2007, Carey Agri International – Poland Sp. z o.o. (“Carey Agri”), a wholly-owned subsidiary of Central European Distribution Corporation (“CEDC”), entered into a Facility Agreement (the “Credit Facility”) with Fortis Bank Polska S.A., Fortis Bank S.A./NV, Austrian Branch and Bank Polska Kasa Opieki S.A.

The Credit Facility provides for a credit limit of up to PLN 300,000,000 which may be disbursed as a term loan (the “Loan”) to be used to finance (i) the repayment of outstanding indebtedness under existing credit facilities and (ii) general corporate purposes, including investment activity. The Loan bears interest at a rate equal to the Warsaw Interbank Rate plus a margin of 1% and matures on March 31, 2009. The Credit Facility requires CEDC to execute a guarantee of the Credit Facility described therein.

The Credit Facility contains certain financial and non-financial covenants, which include, but are not limited to, a minimum ratio of EBTIDA to fixed charges and a maximum ratio of total debt less cash to EBITDA.

Events of default under the Credit Facility include, but are not limited to, (i) failure to make payments under existing indebtedness when due, (ii) a default under other existing indebtedness, (iii) failure to perform any obligations under the Credit Facility, and (iv) the existence of any insolvency proceeding. Subject to certain requirements of law, on and at any time after the occurrence of a continuing event of default, the total commitments under the Credit Facility may be cancelled and all or part of any amounts outstanding under the Credit Facility may be declared due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Chris Biedermann
Chris Biedermann
Vice President and Chief Financial Officer

Date: December 21, 2007